Exhibit 10.42

ANNIE’S, INC.

OMNIBUS INCENTIVE PLAN

NOTICE OF GRANT UNDER INDEPENDENT DIRECTOR

RESTRICTED STOCK UNIT AWARD PROGRAM

Annie’s, Inc. (the “Company”) has granted on the Date of Grant (set forth below), pursuant to the provisions of the Independent Director Restricted Stock Unit Program (the “Program”) under the Company’s Omnibus Incentive Plan (the “Plan”), as each may be amended from time to time, to the Participant designated in this Notice of Grant (the “Notice”), which Participant is an Eligible Director as defined in the Program, the number of Restricted Stock Units of the Company set forth in this Notice representing the right to receive shares of common stock, subject to terms, conditions and restrictions as outlined in this Notice and the additional provisions set forth in the Independent Director Restricted Stock Unit Program, a copy of which is attached.

Participant: [ ]	Type of Equity: Restricted Stock Unit
Date of Grant: [ ]	Number of Restricted Stock Units: [ ]

Vesting Schedule: Subject to the Participant’s continued Service as a member of the Board and all other provisions contained in the Program, this Restricted Stock Unit Award shall vest, and the applicable forfeiture restrictions set forth in the Program shall lapse, 100% on the earlier of (x) the first anniversary of the Date of Grant and (y) the day immediately preceding the first annual meeting of the Company’s stockholders following the Date of Grant.

Accelerated Vesting: Notwithstanding the foregoing vesting schedule, the Restricted Stock Units will be become fully vested and no longer subject to forfeiture (i) in the event of the Participant’s Termination of Service due to death or disability (as determined by the Committee in its sole discretion), or (ii) in connection with a Change in Control of the Company.

Dividend Units: Prior to vesting and settlement of the Restricted Stock Units, the Restricted Stock Units shall accrue Dividend Units in accordance with, and as defined in, Section 4.3 of the Terms and Conditions.

Deferral and Settlement of Award: 50% of the vested Restricted Stock Units under this Award, and any Dividend Units credited under Section 4.3 of the Program with respect to such Units, shall be settled in shares of the Company’s common stock on the earlier to occur of (x) the second anniversary of the Date of Grant and (y) six months following the Participant’s Separation from Service from the Board. The remaining vested Restricted Stock Units (and any related Dividend Units) shall be settled in shares of the Company’s common stock six months following the Participant’s Separation from Service from the Board in accordance with the provisions of Section 4.6 of the Program.

This Restricted Stock Unit Award is granted under and governed by the terms and conditions of the Independent Director Restricted Stock Unit Award Program and the Company’s Omnibus Incentive Plan.

Participant		Annie’s, Inc.
By:		By: [ ]
Title:	Director	Title: [ ]
Date:	[ ]	Date: [ ]